Exhibit 23

Independent Registered Public Accounting Firm’s Consent

The Board of Directors and Shareholders
Franklin Covey Co.:

We consent to the incorporation by reference in registration statement Nos. 333-38172, 333-34498, 333-89541, 033-73624, and 033-51314 on Forms S-3 and S-8 of Franklin Covey Co. of our reports dated November 16, 2004 with respect to the consolidated balance sheets of Franklin Covey Co. as of August 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2004, and the related financial statement schedule, which reports appear in the annual report on Form 10-K of Franklin Covey Co. for the year ended August 31, 2004.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, in the year ended August 31, 2002.

KPMG LLP

Salt Lake City, Utah
November 29, 2004